Exhibit 99.1

Revolve Group Announces Second Quarter 2020 Financial Results

Los Angeles, CA – August 12, 2020 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the second quarter ended June 30, 2020.

“We delivered record EPS of $0.20, record operating cash flow of $54 million, and our fastest quarterly inventory turns in 6 years, during the most challenging economic climate in decades,” said co-founder and co-CEO Michael Mente.  “Our team has done a phenomenal job remaining extremely nimble throughout this highly uncertain and fluid environment, finding innovative ways to deliver operating efficiencies throughout the business and rapidly adjusting our marketing and merchandising strategies to stay connected with our customer.”

“Our top priorities for responding to COVID-19 are to protect our employees, customers and stakeholders,” said co-founder and co-CEO Mike Karanikolas.  ”We executed well against these priorities, which is evident in our results for the quarter. Our REVOLVE segment inventory turned approximately 30% faster year-over-year, serving as a key driver of our strong cash flow, illustrating the effectiveness of our buying strategy to efficiently manage inventory dynamics in such an uncertain environment.”

“We are confident that our agile team, flexible business model and strong balance sheet position us well to navigate through what continues to be an uncertain environment,” Karanikolas continued.  “We believe these competitive advantages, coupled with our strong brand, differentiated technology and deep customer connection, position us to thrive over the long term.”

Second Quarter 2020 Financial Summary

	Three Months Ended June 30,
	2020	2019	YoY Change
	(in thousands)
Net sales	$142,784	$161,897	(12%)
Gross profit	$72,071	$90,418	(20%)
Gross margin	50.5%	55.8%
Net income	$14,236	$12,741	12%
Adjusted EBITDA (non-GAAP financial measure)	$20,877	$18,968	10%
Net cash provided by operating activities	$53,806	$6,759	NM
Free cash flow (non-GAAP financial measure)	$52,976	$1,991	NM

NM - Not Meaningful

Operational Metrics

	Three Months Ended June 30,
	2020	2019	YoY Change
	(in thousands, except average order value)
Active customers (trailing 12 months)	1,533	1,359	13%
Orders placed	1,163	1,294	(10%)
Average order value	204	275	(26%)

Additional Second Quarter 2020 Metrics and Results Commentary

Net Sales

•	Year-over-year (YoY) net sales comparisons improved each month throughout the second quarter. Monthly net sales for June 2020 increased YoY for the first time since the onset of the COVID-19 pandemic.
•	REVOLVE segment net sales were $126.9 million, a YoY decrease of 11.8%.
•	FORWARD segment net sales were $15.9 million, a YoY decrease of 11.6%.
•

International net sales increased 3% YoY, outperforming the domestic net sales decline of 15% YoY.  By territory, Western Europe showed strong growth in net sales YoY, partially offset by a more challenging comparison in Asia.

Profitability and Operating Expense Structure

•	Diluted earnings per share (EPS) in the quarter was $0.20, up from a loss of ($0.57) per share (GAAP) and $0.18 in adjusted diluted EPS reported for the second quarter of 2019.
•

As previously disclosed, in early April 2020, the Company took a variety of actions to align its cost structure with the significantly reduced consumer demand it was experiencing at the time, primarily through furloughs and temporary reductions to salaries, wages and hours.  Given the highly uncertain demand environment created by COVID-19, REVOLVE’s actions to temporarily reduce its cost structure were based on the assumption that business conditions would remain very challenging for the remainder of 2020.  The Company’s improving monthly trend in net sales during the second quarter meaningfully outperformed the underlying assumptions embedded in its reduced cost structure.  The combination of top-line outperformance, effective cost controls and outstanding execution from REVOLVE’s team in driving operating efficiencies in areas such as fulfillment and performance marketing enabled net income and Adjusted EBITDA to increase YoY in the second quarter -- despite the YoY decline in net sales and gross margin.

•

As a result of the better-than-expected net sales in the second quarter, the Company has rolled back many of its COVID-19-related cost containment actions commensurate with improved net sales trends compared to its initial working assumption.   In June, the Company began the process of bringing back certain furloughed employees. In early July, the Company reinstated salaries and wages for the majority of its actively employed corporate employees, other than its executive officers. Effective August 1, 2020, the Company returned the majority of its furloughed employees to full schedule and salary. Effective August 16, the Board of Directors approved the return to full salary of each of the Company’s named executive officers and resumption of director cash compensation.

Cash Flow and Balance Sheet

•

The Company’s April 2020 cash and liquidity preservation measures significantly reduced planned inventory receipts for the balance of 2020.  The better-than-anticipated sales performance in the second quarter resulted in a significant decrease in inventory, which had a markedly positive effect on operating cash flows.  During the second quarter, the Company’s inventory balance decreased by $37 million, which along with the growth in net income referenced above, resulted in a record $53 million in free cash flow during the second quarter.

•

The strong cash flow generation significantly strengthened the Company’s balance sheet and liquidity.  Cash and equivalents as of June 30, 2020 were $150.8 million, an increase of $47.2 million from $103.6 million as of March 31, 2020, despite the Company’s repayment of $6 million on its revolving credit line during the second quarter.  As of June 30, 2020, $24 million remained drawn on the revolving credit line, a decrease from $30 million as of March 31, 2020.

•	The Company began ramping up inventory purchases due to improved sales performance and to support improved demand trends.

Additional trend information regarding REVOLVE’s second quarter 2020 financial results and operating metrics is available in the Q2 2020 Financial Highlights presentation available on REVOLVE’s investor relations website.  https://investors.revolve.com/events-and-presentations/default.aspx

COVID-19 Impact on Results Since the End of Q2 2020

Notwithstanding the improved operating results throughout each month of the second quarter, COVID-19 has continued to have a negative impact on REVOLVE’s operations and financial results in recent weeks since the end of the second quarter.   Because ensuring the safety of our team remains our number one priority, the majority of REVOLVE employees continue to work very capably from their homes and all in-person brand marketing events remain on hold for the foreseeable future.  The macro environment also remains highly uncertain, as demonstrated by many U.S. cities and states pausing or reversing plans to reopen their economies in recent weeks due to increased COVID-19 concerns.  Net sales across affected U.S. regions have varied week-by-week due to these reopening changes, adding uncertainty to the slope and timing of any future recovery.

During the approximately 6 weeks since the end of the second quarter on June 30, 2020 (July 1, 2020 through August 10, 2020), net sales growth remained positive and has increased by a low single-digit percentage year-over-year during the period.   A breakdown of REVOLVE’s net sales by product category demonstrates that customer shopping and purchasing behavior continues to be influenced by the COVID-19 pandemic.  For instance, REVOLVE has demonstrated agility by capitalizing on opportunities to significantly increase net sales in newly popular “at home” categories such as beauty, loungewear, intimates, and accessories.   In July 2020, net sales in the beauty category increased more than 100% for the fourth consecutive month, while sales of other “at home” categories also increased significantly year-over-year and benefited from newly sourced and expanded relationships with third-party vendors and owned brand suppliers.  Rapid expansion of net sales into categories like beauty creates an exciting opportunity to acquire new customers and develop deeper relationships with existing REVOLVE customers over time by serving more of their needs, potentially capturing a greater share of their discretionary spending over the long term.

On the other hand, social distancing restrictions result in fewer opportunities to purchase outfits for special occasions outside the home, such as dresses, which is REVOLVE’s largest product category.  Importantly, net sales trends in dresses have improved in recent months, although YoY comparisons remain negative.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail.  To participate, please dial (833) 513-0541 within the United States or (778) 560-2564 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 9657818.  The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at investors.revolve.com. A replay of the conference call will be available online at investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing (800) 585-8367 within the United States or (416) 621-4642 outside the United States. The replay ID is 9657818.

Forward-Looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our expectations around the continued impact of the COVID-19 pandemic on our business, operations and financial results, and our updated financial assumptions for the    full year. Forward-looking statements include statements containing words such as “expect,” “anticipate,” “believe,” “project,” “will” and similar expressions intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the continued impact of the COVID-19 pandemic on our business, operations and financial results; demand for our products; general economic conditions; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our online business model; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; and other risks and uncertainties included under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent filings. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Revolve Group, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: adjusted EBITDA, free cash flow and adjusted diluted EPS.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release

Definitions of our Non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other (income) expense, net; (benefit from) provision for income taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less purchases of property and equipment. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Adjusted Diluted EPS

Adjusted diluted EPS is a non-GAAP financial measure that we calculate as diluted earnings (net loss) per share adjusted to exclude the per share impact of the issuance and repurchase of Class B common stock as part of our initial public offering.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.

Orders Placed

We define total orders placed as the total number of customer orders placed by our customers across our platform in any period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product. Average order value varies depending on the site through which we sell merchandise.

About Revolve Group, Inc.

Revolve Group, Inc. (RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted, premium lifestyle brand, and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories and beauty styles. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers, and hundreds of emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two differentiated segments, REVOLVE and FORWARD, that leverage one platform. Through REVOLVE we offer a highly curated assortment of full-price premium apparel and footwear, accessories and beauty products from emerging, established and owned brands.  Through FORWARD we offer an assortment of iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contact:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

or

Media:

Simone Kuhfal

simone.kuhfal@revolve.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$142,784	$161,897	$288,859	$299,240
Cost of sales	70,713	71,479	145,838	138,068
Gross profit	72,071	90,418	143,021	161,172
Operating expenses:
Fulfillment	3,799	5,301	8,292	9,796
Selling and distribution	19,054	23,639	40,833	44,230
Marketing	14,638	24,914	36,588	44,412
General and administrative	15,776	18,836	34,650	38,105
Total operating expenses	53,267	72,690	120,363	136,543
Income from operations	18,804	17,728	22,658	24,629
Other expense, net	174	444	47	660
Income before income taxes	18,630	17,284	22,611	23,969
Provision for income taxes	4,394	4,543	4,219	6,266
Net income	14,236	12,741	18,392	17,703
Less: Repurchase of Class B common stock upon corporate conversion	—	(40,816)	—	(40,816)
Net income (loss) attributable to common stockholders	$14,236	$(28,075)	$18,392	$(23,113)
Earnings (net loss) per share of Class A and Class B common stock:
Basic	$0.21	$(0.57)	$0.27	$(0.51)
Diluted	$0.20	$(0.57)	$0.26	$(0.51)
Weighted average Class A and Class B common shares outstanding:
Basic	69,415	49,025	69,367	45,481
Diluted	71,659	49,025	71,781	45,481

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$150,772	$65,418
Accounts receivable, net	4,849	4,751
Inventory	64,510	104,257
Income taxes receivable	—	761
Prepaid expenses and other current assets	19,585	24,155
Total current assets	239,716	199,342
Property and equipment, net	12,673	13,517
Intangible assets, net	1,287	1,457
Goodwill	2,042	2,042
Other assets	592	642
Deferred income taxes	15,924	15,290
Total assets	$272,234	$232,290
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$25,893	$29,813
Line of credit	24,000	—
Income taxes payable	4,448	470
Accrued expenses	20,720	19,399
Returns reserve	28,336	35,104
Other current liabilities	17,400	16,740
Total current liabilities	120,797	101,526
Stockholders' equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of June 30, 2020 and December 31, 2019; 15,930,974 and 14,009,859 shares issued and outstanding as of June 30, 2020 and December 31, 2019 respectively.	16	14
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of June 30, 2020 and December 31, 2019; 53,568,912 and 55,069,124 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively.	54	55
Additional paid-in capital	76,765	74,018
Retained earnings	74,602	56,677
Total stockholders' equity	151,437	130,764
Total liabilities and stockholders’ equity	$272,234	$232,290

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2020	2019
Operating activities:
Net income	$18,392	$17,703
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,396	1,584
Equity-based compensation	1,432	1,032
Deferred income taxes	(634)	(2,241)
Changes in operating assets and liabilities:
Accounts receivable	(98)	(3,036)
Inventories	39,747	(13,184)
Income taxes receivable	761	(1,142)
Prepaid expenses and other current assets	4,570	(271)
Other assets	50	36
Accounts payable	(3,920)	9,468
Income taxes payable	3,978	(36)
Accrued expenses	1,321	3,137
Returns reserve	(6,768)	7,171
Other current liabilities	660	2,462
Net cash provided by operating activities	61,887	22,683
Investing activities:
Purchases of property, equipment and other	(1,381)	(9,755)
Net cash used in investing activities	(1,381)	(9,755)
Financing activities:
Proceeds from initial public offering, net of underwriting discounts paid	—	57,077
Repurchase of Class B common stock upon corporate conversion	—	(40,816)
Proceeds from borrowings on line of credit	30,000	—
Repayment of borrowings on line of credit	(6,000)
Payment of deferred offering costs	(41)	(726)
Proceeds from the exercise of stock options, net	1,356	—
Net cash provided by financing activities	25,315	15,535
Effect of exchange rate changes on cash and cash equivalents	(467)	13
Net increase in cash and cash equivalents	85,354	28,476
Cash and cash equivalents, beginning of period	65,418	16,369
Cash and cash equivalents, end of period	$150,772	$44,845
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$190	$ —
Income taxes, net of refund	$102	$9,674
Supplemental disclosure of non-cash activities:
Deferred offering costs accrued, unpaid	$ —	$603

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
Net sales	2020	2019	2020	2019
REVOLVE	$126,921	$143,944	$251,393	$266,595
FORWARD	15,863	17,953	37,466	32,645
Total	$142,784	$161,897	$288,859	$299,240

Gross profit
REVOLVE	$66,233	$82,837	$128,613	$148,100
FORWARD	5,838	7,581	14,408	13,072
Total	$72,071	$90,418	$143,021	$161,172

The following table lists net sales by geographic area (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
United States	$116,270	$136,055	$236,600	$251,460
Rest of the world	26,514	25,842	52,259	47,780
Total	$142,784	$161,897	$288,859	$299,240

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FNANCIAL METRICS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands, except average order value and percentages)
Gross margin	50.5%	55.8%	49.5%	53.9%
Adjusted EBITDA	$20,877	$18,968	$26,486	$27,517
Free cash flow	$52,976	$1,991	$60,506	$12,928
Active customers	1,533	1,359	1,533	1,359
Total orders placed	1,163	1,294	2,335	2,429
Average order value	$204	$275	$231	$268

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP adjusted EBITDA to net income for the three and six months ended June 30, 2020 and 2019 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)
Net income	$14,236	$12,741	$18,392	$17,703
Excluding:
Other expense, net	174	444	47	660
Provision for income taxes	4,394	4,543	4,219	6,266
Depreciation and amortization	1,205	889	2,396	1,584
Equity-based compensation	868	521	1,432	1,032
Non-routine items(1)	—	(170)	—	272
Adjusted EBITDA	$20,877	$18,968	$26,486	$27,517
(1)	Non-routine items in the three and six months ended June 30, 2019 primarily relate to legal settlements.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three and six months ended June 30, 2020 and 2019 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)
Net cash provided by operating activities	$53,806	$6,759	$61,887	$22,683
Purchases of property and equipment	(830)	(4,768)	(1,381)	(9,755)
Free cash flow	$52,976	$1,991	$60,506	$12,928
Net cash used in investing activities	$(830)	$(4,768)	$(1,381)	$(9,755)
Net cash (used in) provided by financing activities	$(5,660)	$15,783	$25,315	$15,535

A reconciliation of non-GAAP adjusted diluted EPS to diluted earnings (net loss) per share for the three and six months ended June 30, 2020 and 2019 is as follows (in dollars):

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Earnings (net loss) per share — diluted	$0.20	$0.20	$(0.57)	$(0.57)	$0.26	$0.26	$(0.51)	$(0.51)
Repurchase of Class B common stock, net	—	—	0.75	0.75	—	—	0.76	0.76
Adjusted earnings per share — diluted	$0.20	$0.20	$0.18	$0.18	$0.26	$0.26	$0.25	$0.25